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                                                                           10(L)


                      THE 1998 BIG LOTS, INC. KEY ASSOCIATE
                 ANNUAL INCENTIVE COMPENSATION PLAN, AS AMENDED

1.       NAME

         The 1998 Big Lots, Inc. Key Associate Annual Incentive Compensation Plan (the "Plan").

2.       PURPOSE

         The Plan is designed to (i) assist Big Lots, Inc. in attracting, retaining and motivating employees, (ii) align Participants' interests with those of the Corporation's stockholders and (iii) qualify compensation paid to Participants who are "Covered Employees" as "other performance-based compensation" within the meaning of section 162(m) of the IRC or a successor provision.

3.       DEFINITIONS

         "Award" means a payment subject to the provisions of this plan.

         "Base Salary" means as to a Performance Period, a Participant's actual gross salary rate in effect on the Determination Date. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of salary pursuant to Company-sponsored plans.

         "Beneficiary" means the person or persons entitled to receive the interest of a Participant in the event of the Participant's death.

         "Board" means the Board of Directors of Big Lots, Inc., an Ohio corporation.

         "Change of Control" means a change of control as defined in the Consolidated Stores corporation Stockholder Rights Plan dated April 18, 1989, as from time-to-time amended or any successor thereto.

         "Committee" means the Compensation Committee of the Board, which shall consist of not less than two (2) members of the Board each of whom is a "disinterested person" as defined in Securities and Exchange Commission Rule 16b-3(c)(2)(i), or as such term may be defined in any successor regulation under
Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of
Section 162(m) of the IRC.

         "Common Stock" means the common stock of Big Lots, Inc., an Ohio corporation, its successors and assigns.

         "Company" means Big Lots, Inc., an Ohio Corporation, its successors and assigns and any corporation which shall acquire substantially all its assets. In addition, Company shall include any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

         "Conditional Payment" means prepaying an Award before the date of current payment in section 6.2 and subjects the prepayment (or a portion thereof) to possible return to the Company.

         "Covered Associate(s)" means the chief executive officer (or an individual acting in such capacity) as of the end of the Fiscal Year and any other employee whose total compensation for the Fiscal Year is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of such employee being among the four highest compensated officers (other than the chief executive officer or other individual acting in such capacity) for the Fiscal Year.



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         "Determination Date" means as to a Performance Period: (1) the first day of the Performance Period, or (2) such other date set by the Committee provided such date will not jeopardize the Plan's Award as performance- based compensation under IRC 162(m).

         "Eligible Position" means an employment position with the Company which provides the employee in the position the opportunity to participate in the Plan. The Committee or its designee determines Eligible Positions.

         "Fiscal Year" means a fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "Participant" means a key associate of the Company who has been approved for participation in the Plan by the Committee (or its designee) or a key associate of a partnership designated by the Committee which the Company maintains 50% or more profit sharing, loss sharing and ownership of capital interests or a key associate of a limited liability company (LLC) in which the Company maintains a 50% or more ownership interest.

         "Performance Period" means the Fiscal Year except in the following cases:

         (1) The associate's service period within a Fiscal Year in the case of a new hire or promoted associate; or

         (2) A period of service determined at the discretion of the Committee (or its designee in the case of associates who are not Covered Associates).

4.       ELIGIBILITY AND PARTICIPATION

         4.1  Approval

         Each key associate of the Company who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated. Written notice of such approval shall be given to each key associate so approved as soon as practicable following date of approval.

         4.2  Termination of Approval

         The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key associate concerned shall cease to be an active Participant as of the date selected by the Committee and the key associate shall be notified of such withdrawal as soon as practicable following such action.

         4.3  Notification

         In general, it is expected that key associates who are to be Participants for a Performance Period shall be notified of that fact before the beginning of the Performance Period. However, the Plan reserves the right to include associates without prior notification.

         4.4  Transfers In, Out of and Between Eligible Positions

         (1) A key associate may be approved for participation during a portion of a Fiscal Year.

                  (a) With respect to associates that are not Covered Associates, an associate newly hired or transferred into an Eligible Position shall have his/her participation prorated during the first



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                  Fiscal Year provided employment or transfer occurs at least two months prior to the end of the Fiscal Year.

                  (b) An associate (other than a Covered Associate) transferred out of an Eligible Position may receive a prorated Award at the discretion of the Committee provided he/she served in the Eligible Position for at least two full months during the Fiscal Year.

                  (c) With respect to Covered Associates approved for participation during a portion of a Fiscal Year, see Section
                  5.3 as it would relate to Performance Periods that are not equivalent to a Fiscal Year.

         (2) Participants (which are not Covered Associates) transferring between Eligible Positions having different Award formulas will receive Awards prorated to months served in each Eligible Position. For Covered Associates transferring between Eligible Positions, Section 5.3 shall apply to each respective Performance Period applicable to the particular position.

         4.5  Termination of Employment

         Unless otherwise determined by the Committee (or its designee in the case of Participants who are not Covered Associates), or in the case of amounts accumulated in the various accounts under Section 6.4 of this Plan or as required by applicable law, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company on the day on which payments determined under section 6.2 are in fact made (or would have been made if a deferred payment election under section 6.4 - (1) had not been executed).

         The Committee shall have the discretion not to make or to reduce an Award for a Plan Year for a Participant whose employment with the Company terminated during the Plan Year due to retirement, disability, or death.

5.       DETERMINATION OF AWARDS

         5.1 In addition to Section 4.5, Awards will vest solely on account of:
(1) the attainment of one or more pre-established performance goals/targets and
(2) the certification described in Section 5.6.

         5.2 With respect to Awards for Covered Associates, the material terms of the performance goal(s) must be disclosed to, and subsequently approved by, the stockholders before the payout is executed, unless they conform to one or any combination of the following goals/targets each determined in accordance with generally accepted accounting principles or similar objective standards (or each as may appear in the annual report to stockholders):

         (a) Income (loss) per common share from continuing operations as disclosed in the Company's annual report to stockholders for a particular Fiscal Year; or

         (b) Income (loss) per common share from income as disclosed in the Company's annual report to stockholders for a particular Fiscal Year; or

         (c) Operating income or Income from operations (as the case may be); or

         (d) Income before unusual or infrequent items; or

         (e) Income (loss) from continuing operations; or

         (f) Income (loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or



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         (g) Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

         (h) Any other objective and specific income (loss) category that appears as a line item in the annual report to shareholders; or

         (i) Any of items (c) through (h) on a weighted average common shares outstanding basis; or

         (j) Any of items (a) through (i) on a diluted basis as described in Statement of Financial Accounting Standards No. 128 including official interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the face of the income statement or in the notes to the financial statements disclosed in the Company's annual report to stockholders; or

         (k) Common Stock price; or

         (l) Total stockholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of stockholders; or

         (m) Net income (loss); or

         (n) Percentage increase in comparable store sales as disclosed in the Company's annual report; or

         (o) Gross profit or gross margin; or

         (p) Earnings before interest and taxes ("EBIT"); or

         (q) Earnings before interest, taxes, depreciation and amortization ("EBITDA"); or

         (r) Economic value added; or

         (s) Any of items (a) through (r) above with respect to any subsidiary, affiliate, business unit, business group, business venture or legal entity including any combination thereof or controlled directly or indirectly by the Company whether or not such information is included in the Company's annual report to stockholders, proxy statement or notice of annual meeting of stockholders; or

         (t) Any of items (a) through (r) above may be determined before or after a minority interest's share as designated by the Committee; or

         (u) Any of items (a) through (r) above with respect to a Performance Period whether or not such information is included in the Company's annual report to stockholders, proxy statement or notice of annual meetings of stockholders; or

         (v) Total Stockholder Return Ranking Position meaning the relative placement of the Company's Total Stockholder Return (as defined in (l) above) compared to those publicly held companies in the company's peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the IRC. The peer group shall be comprised of not less than six (6) companies, including the Company.

         With respect to items (a), (b), (i) and (j) above, other terminology may be used for "income (loss) per common share" (such as "Basic EPS", "earnings per common share", "diluted EPS", or "earnings per common share-assuming dilution") as contemplated by Statement of Financial Accounting Standards No. 128.

         The Committee in its sole discretion in setting the goals/targets in the time prescribed in Section 5.3 may make equitable adjustments (singularly or in combination) to the goals/targets in recognition of



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         unusual or non-recurring events for the following qualifying objective items: asset impairments under Statement of Financial Accounting Standards No. 121, as amended or superceded; acquisition-related charges; accruals for restructuring and/or reorganization program charges; merger integration costs; merger transaction costs; any profit or loss attributable to the business operations of any entity or entities acquired during the Performance Period; tax settlements; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring items (not otherwise listed) as described in Accounting Principles Board Opinion No. 30; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring items (not otherwise listed) in management's discussion and analysis of financial condition and results of operations, selected financial data, financial statements and/or in the footnotes each as appearing in the annual report to stockholders; unrealized gains or losses on investments; charges related to derivative transactions contemplated by Statement of Financial Accounting Standards No. 133, as amended or superceded; and compensation charges related to stock option activity.

         5.3 Prior to the completion of 25% of the Performance Period or such earlier date as required under IRC Section 162(m), the Committee shall in its sole discretion, for each such Performance Period determine and establish in writing a performance goal or performance goals (in accordance with Section 5.2) applicable to the Performance Period to any Covered Associate. Within the same period of time, the Committee (or its designee) for each such Performance Period shall determine and establish in writing the performance goal(s) applicable to the Performance Period for Participants who are not Covered Associates. Such preestablished performance goal(s) must state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Participant if the goal(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, goals and Awards for any associate running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company's deduction for such Awards under IRC Section 162(m).

         5.4 On or prior to the date specified in Section 5.3, the Committee, in its sole discretion, shall either (i) assign each Participant a target Award expressed as a percentage of Base Salary or a whole dollar amount (for Covered Associates, Base Salary must be fixed prior to the establishment of performance goals applicable to a particular Performance Period) or (ii) establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. The Committee may authorize a designee to establish a payout table or formula for those Participants who are not Covered Associates.

         Each payout table or formula:

         (a) shall be in writing;

         (b) shall be based on a comparison of actual performance to the performance goals;

         (c) may include a "floor" which is the level of achievement of the performance goal in which payout begins; and

         (d) shall provide for an actual Award equal to or less than the Participant's target Award, depending on the extent to which actual performance approached or reached the performance goal(s).

         5.5 In lieu of Awards based on a percentage of Base Salary (Section 5.4), Awards may be based on a percentage or share of an Award pool. The Committee (or its designee) shall determine (by the date specified in Section 5.3) the total dollar amount available for Awards (or a formula to calculate the total dollar amount available) known as an Award pool. The Committee, in it sole discretion, may establish two or more separate Award pools and assign the Participants to a particular Award pool. The Committee (or its designee in the case of Participants who are not Covered Associates) shall establish in writing a performance payout table or formula detailing the Award pool and the payout (or payout formula) based upon the relative level of attainment of performance goals. Each payout table or formula shall (a) be based on a comparison of actual performance to the performance goals, (b) provide the amount of a Participant's Award or total pool dollars available (or a formula to calculate pool dollars available), if the performance goals for the Performance




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Period are achieved, and (c) provide for an actual Award (which may be based on a formula to calculate the percentage of the pool to be awarded to a particular Participant) based on the extent to which the performance goals were achieved. The payout table or formula may include a "floor" which is the level of achievement of the performance goals in which payout begins. In the case of Awards which are stated in terms of a percentage of an Award pool, the sum of the individual percentages for all Participants in the pool cannot exceed 100 percent. In no case shall a reduction in an Award of one Participant result in an increase in another Participant's Award.

         5.6 After the end of each Performance Period or such earlier date if the performance goal(s)/target(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Award, that the performance goal(s)/target(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee (or its designee) shall determine the actual Award for each Participant based on the payout table/formula established in section 5.4 or 5.5, as the case may be.

         5.7 The Committee, in its discretion, may cancel or decrease an Award, but with respect to Covered Associates, may not under any circumstances increase such Award.

         5.8 Any other provision of the Plan notwithstanding, the maximum aggregate Award a Participant may earn for a particular Fiscal Year is $3,000,000.

6.       PAYMENT OF INCENTIVE AWARDS

         6.1  In General

         Once an Award has vested and the amount thereof determined, payment of the Award (or the portion thereof not deferred under section 6.4) shall be made pursuant to section 6.2 or, if properly and timely elected, shall be deferred in accordance with section 6.4.

         6.2  Current Payment

         A Participant's Award for a Performance Period, which is not deferred in accordance with the provisions of Section 6.4 hereof, and a Participant's Award, whether or not he/she elected deferred-payment thereof, for the Fiscal Year in which his/her employment terminates, shall be paid in cash to the Participant, or his/her Beneficiary in the event of his/her death, between the date on which certification by the Committee was made in accordance with section
5.6 and the 75th day (inclusive) following the end of the Performance Period. Should the Committee elect to postpone the payments for any reason, the Committee may, in its discretion, also elect to pay interest at a reasonable rate (consistent with IRC Section 162(m)) for period between the 75th day following the end of the Performance Period and the day on which the payments are in fact made.

         6.3  Conditional Payment

         The Committee may authorize a Conditional Payment of a Participant's Award based upon the Committee's good faith determination. The Conditional Payment, at the discretion of the Committee (or, except for Covered Associates, under authority granted to its designee) may be discounted to reasonably reflect the time value of money for the prepayment. Conditional Payments to Covered Associates shall only be made in circumstances where the Covered Associate's compensation deduction will not be jeopardized under IRC Section 162(m). The amount of the Conditional Payment that will be returned to the Company is equal to the Conditional Payment less the Award payment that has vested, if any. For example, if the floor (see Section 5.4) was not attained for the performance goal or target for the Performance Period, all of the Conditional Payment made for that Performance Period to the Participant must be returned to the Company. Return of all or a portion of the Conditional Payment shall be made reasonably soon after it is determined the extent to which the performance goal or target was not achieved.

         6.4  Deferred Payment



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         6.4 - (1)  Election

         Before the first day of each Performance Period (or such other date as permissible to properly defer the Award for income tax purposes), a Participant may irrevocably elect in writing to have a part or all of an Award for the year under the Plan (but not less than $1,000) deferred. Such deferred payment shall be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company and known as his/her "Interest Account".

         6.4 - (2)  Credits To Interest Account

         When a Participant has elected to have a part or all of his/her Award credited to an "Interest Account", the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows: As of the May 1 next following the Fiscal Year for which the deferred Award was made, such Award shall become part of the unpaid balance of such Interest Account. Such Interest Account shall be credited on April 30 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such April 30 at the rate determined by adding together the Three-month Treasury Bill rate on the last banking day prior to the beginning of such year and the Three-month Treasury Bill rate in effect on the last banking days of each of the calendar months of May through March of such year and dividing such total by 12. In the event that the interest Account shall be terminated for any reason prior to April 30 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average Three-month Treasury Bill rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

         6.4 - (3)  Alternate Deferral Plans

         The Committee, at its discretion, may provide alternate deferral plans of which Awards under this Plan may be included.

         6.4 - (4)  Trust Deposits

         The Committee, at its discretion, may establish an irrevocable trust in which the assets of the trust are subject to the general creditors of the Company. Such trust may upon the occurrence of certain events, as determined by the Committee, receive assets equal to the value of all participants Interest Accounts on the date of the event.

         6.4 - (5)  Distribution Upon Termination of Employment

         Upon termination of a Participant's employment with the Company for any reason, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to payment of the entire Interest Account in ten annual installment payments. The amount accumulated in such Participant's Interest Account shall be distributed as hereinafter provided.

         a.  The Interest Account shall be paid in cash as follows:

         i. The first annual payment shall be made no earlier than the thirtieth day following the date of termination of employment, and shall be in an amount equal to the value of one-tenth (th) of the total amount credited to the Participant's Interest Account as of the end of the month immediately preceding the date of termination.

         ii. A second annual payment shall be made no earlier than the first day of the Fiscal Year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of the of the amount credited (which includes accumulated interest) to the Participant's Interest Account as of January 1 next following the first anniversary of the termination of employment.



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         iii. Each succeeding installment payment shall be determined in a similar manner, i.e., the fraction of Participant's Interest Account balance to be paid out shall increase each year to 1/8, , etc., until the tenth installment which shall equal the then remaining balance of the account.

         The annual installment payments are intended to qualify the deferred compensation portion of this Plan under Chapter 4 of Title 4, United States Code, Section 114(b)(1)(I).

         6.4 - (6)  Distribution In Event Of Financial Emergency

         If requested by a Participant while in the employ of the Company and if the Committee (or in the case of Participants who are not Covered Associates, its designee) determines that a financial emergency has occurred in the financial affairs of the Participant, the Interest Account of the Participant on the date the Participant makes the request may be paid out at the sole discretion of the Committee (or its designee) in the same manner it would have been paid out had the Participant terminated his employment with the Company on the date of such request. In the event of a payout due to a financial emergency, a second Interest Account shall be established for the Participant and any Awards made to the Participant thereafter shall be credited to this second Interest Account. The Participant's rights to the second Interest Account shall be the same as his/her rights to the initial Interest Account.

         6.4 - (7)  Acceleration Of Payment

         Notwithstanding the provisions in Item 6.4 - (5) and 6.4 - (6), if the amount remaining in a Participant's Interest Account at any time is less than $50,000, or in the event of a financial emergency (including death or disability) occurring in the personal affairs of the Participant, or his/her Beneficiary in case of his/her death, during the payout period, the Committee may elect to accelerate the payout thereafter of the Participant's Interest Account.

         6.4 - (8)  Beneficiary Designation

         A Participant may designate a Beneficiary who is to receive, upon his/her death or disability, the distributions that otherwise would have been paid to him/her. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary's death, and any distributions remaining upon the Beneficiary's death shall be made to the Beneficiary's estate.

         A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term "Beneficiary" shall include his estate.

         6.4 - (9)  Corporate Changes

                  i.  Dissolution or Liquidation of Company

         The Company shall cause the dollar balance of an Interest Account (adjusted to the end of the month immediately preceding the date of dissolution or liquidation) to be paid out in cash in a lump sum to the Participants, or their Beneficiaries as the case may be, within 60 days following the date of dissolution or liquidation of the Company.

                  ii.  Merger, Consolidation or Sale of Assets

         Notwithstanding anything herein to the contrary, in the event that the Company desires to consolidate with, merge into, sell or otherwise transfer all or substantially all of its assets to another




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corporation (hereinafter referred to as "Successor Corporation"), such Successor
Corporation may assume the obligation under this Plan, provided those appropriate amendments are made to the Plan. In the event the Plan is not continued within a reasonable period of time by the Successor Corporation, then as of the date preceding the date of such consolidation, merger, or transfer, the account of each Participant shall be converted into dollars and distributed as provided in section 6.

7.       RIGHTS OF PARTICIPANTS

         No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

         Nothing contained in this Plan shall be construed to:

         A. Give any associate or Participant any right to receive any Award other than in the sole discretion of the Committee;

         B. Give a Participant any rights whatsoever with respect to share(s) of Common Stock of the Company;

8.       NO EMPLOYEE RIGHTS

         Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or to continue in the employ of the Company, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.

9.       ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee may, from time to time, establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.

10.      AMENDMENT OR TERMINATION

         The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC Section 162(m) to be approved by the stockholders, or suspend or terminate it entirely; provided, however, that no such modifications, amendment, or suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any Payment due under the Plan.

11.      TAX WITHHOLDING

         The Company shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments.

12.      EFFECTIVE DATE

         The Plan shall be effective as of February 2, 1998, subject to approval and modification by the Company's stockholders no later than September 1, 1998.